Exhibit 10.1

BY HAND or BY E-MAIL

To: Mr. Emmanuel Babeau

Lausanne, July 6, 2026
SEPARATION AGREEMENT (the “Agreement”) and RELEASE

Dear Emmanuel,

We refer to the discussion you have had with representatives of PMI Management Sàrl (the “Company”), during which you were informed of the Company’s decision to end your employment with the Company and would like to confirm additional terms and conditions relating to your termination as follows. Such terms and conditions are intended, among other things, to implement the severance terms set forth in the “Termination of Employment” section of the Employment Agreement, effective May 1, 2020, between you and Philip Morris Products S.A., as amended (the “Employment Contract”). To the extent any provision of this Agreement is inconsistent or in conflict with any term or provision of the Employment Contract, this Agreement shall govern.

1.    Definitions

In this Agreement the expressions below shall have the following meanings:

An “Affiliate” of a company means any person, company, group of companies or other entity, which, either directly or indirectly, owns, is owned by, has common owner(s) with, or shares ownership interest in that company.

“Confidential Information” shall have the meaning set out in the section “Confidentiality”.

“Group Companies” means the Company, its parent(s), subsidiary or Affiliate corporations.

“Tobacco, Cannabis, Inhaled and / or Oral Products Business” means the research, development, manufacturing, sale, marketing, distribution of inhalable and/or oral: (i) combustible tobacco and nicotine products; (ii) noncombustible tobacco and nicotine (whether naturally-derived, synthetic or analog or not) products; (iii) cannabis-based products; (iv) extracted or synthetic cannabinoid products; (v) e-cigarettes/e-vapors products, whether they contain nicotine, tobacco, cannabis, extracted or synthetic cannabinoids or not, as well as, if under development or sale by the Group

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Companies; (vi) delivery methodologies and technologies; and (vii) formulations in the consumer health and pharmaceutical business.

2.    Ending of Employment Agreement

(a)In accordance with the discussion you have had with representatives of PMI Management Sàrl and subject to your acceptance and countersignature of the interim position letter as set out in Appendix I, your employment with the Company will end on March 31, 2027 (the “Termination Date”).

(b)Until the Termination Date, your employment will be subject to the following conditions:
•Effective August 1, 2026, your position will change to Strategic Advisor to the Group CEO PMI (salary grade, annual base salary, reporting line remaining unchanged);
•You are required to countersign the letter attached as Appendix I [Change of Position Letter];
•Your employment with PMI Management Sàrl will therefore terminate on March 31, 2027, without requiring any further notice.

3.    Payments by the Company

(a)    Your current base salary will be paid up to and including the Termination Date, in accordance with the Company’s standard payroll practices. In addition, by the Termination Date, the Company will pay you:

(i)the pro-rated 13th salary for the period January 1, 2027, to the Termination Date; and
(ii)your pro-rated fidelity premium.

Provided that you remain employed until the Termination Date, your 2026 Incentive Compensation shall be calculated and paid through the regular IC cycle in accordance with the standard process under the PMI Global Variable Compensation Programs.

(b)    Within 30 days after the Termination Date, the Company shall also pay you a gross amount compensating any outstanding vacation entitlement, as per Company policy and Company records, provided that you have not exceeded your pro-rated vacation entitlement, in which case the Company would deduct the vacation days you took in excess.

(c)In accordance with, and subject to, the termination provisions set forth in your Employment Contract, which expressly provide that, in the event of termination of your employment relationship by the Company, and subject to your execution of the separation agreement proposed by the Company, you shall be entitled to receive the following severance entitlements (gross amounts):

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-A severance lump sum corresponding to one annual base salary (see Section 3 (c) (i) below);

-An amount in lieu of your 2027 Incentive Compensation (“IC”), prorated until the Termination Date and based on individual and PMI company performance ratings both at 100% (see Section 3 (c) (i) below);

-The accelerated vesting of all unvested Restricted Stock Unit (RSU) grants made to you, with the shares acquired thereunder being subject to a mandatory holding period of at least one (1) year following the accelerated vesting date (see Section 4 below);

-The vesting of your unvested Performance Share Units (PSUs) at the scheduled vesting date, to the extent that the applicable PMI performance targets are achieved, as certified by the Committee in accordance with the relevant award agreements (see Section 5 below). For the avoidance of doubt, any dividend equivalent payments relating to the PSUs are treated in the same manner as the PSUs themselves and form part of the overall compensation provided to you, as further described in Section 5 below, in consideration for the non-competition obligation.
It is expressly understood that the remuneration described above (Section 3 (c)) is paid in accordance with the requirements set forth in your Employment Contract and constitutes full compensation for the period of 24 (twenty-four) months worldwide non-compete following the Termination Date. No additional compensation shall be payable in respect of such non-compete period, as further set out in Section 17.

(i)     Subject to your countersignature of this Agreement, you will receive a payment in the total gross amount of CHF 1’653’766.--, which includes the severance lump sum and the amount in lieu of your pro-rated 2027 IC (the “Severance Payment”).

    For the avoidance of doubt and as described above, this Severance Payment is paid in accordance with the requirements set forth in your Employment Contract and constitutes one part of the compensation for the period of 24 (twenty-four) months worldwide non-compete period following the Termination Date.

    This payment is conditional on you fully complying with your obligations to the Company under this Agreement, as well as that you remain employed until the Termination Date and continue to perform your role (including handover and knowledge transfer and any other duties reasonably required of you by the Company) until the Termination Date.

(ii)    Instead of receiving the Severance Payment, you may opt to have part or the total amount of the Severance Payment paid to the Pension schemes of Philip Morris in Switzerland (the “Pension Fund”) to enhance retirement benefits, subject to certain restrictions. The decision to transfer part or the total amount of your Severance Payment to the Pension Fund must be notified in writing to both the Company and the Pension Fund before January 31, 2027, and, if the case arises that the transfer needs to take place before the Termination Date, the Company shall pay the corresponding amount directly to the Pension Fund before the Termination Date and deduct the amount of such payment from the Severance Payment. Please contact Laurence Racine, Director Swiss Pension Funds (tel. +41 58 242 4036) for further information.

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(iii)    Subject to any option you elect under Paragraph 3(c)(ii) above, the Severance Payment (or, as applicable, the balance of the Severance Payment, if any) will be paid in a lump sum payment within 30 days after the Termination Date.

(iv)     If the termination of your employment is challenged by you or if the Termination Date as defined in this Agreement is postponed by you for any reason whatsoever and not by the Company, the Severance Payment shall be automatically forfeited. In such a case, should you have made the decision to transfer part or the total of the Severance Payment to the Pension Fund and should the Company have already paid the amount to the Pension Fund, you hereby authorize the Pension Fund to cancel the transaction and to return the amount to the Company.

(v)    Should the Pension Fund have to pay to you any amount in connection with a disability status after the execution of this Agreement, both parties to this Agreement hereby give permission to the Pension Fund to take into consideration the amount paid according to this Section 3(c) when determining the additional payments to be made.

4.    Restricted Stock Units

For the avoidance of doubt, your then unvested RSU grants would be subject to forfeit following the Termination Date in the absence of the arrangements described hereafter. In accordance with, and subject to, the termination provisions of your Employment Contract, including your entitlement to compensation for the non-compete obligation, and subject further to the terms and conditions of the applicable Restricted Stock Unit (“RSU”) agreements, the previous unvested RSU grants made to you will fully vest.

The accelerated vesting will occur on the Termination Date and will be processed by UBS Financial Services Inc. (“UBS”) as soon as reasonably practicable following the Termination Date. The Company will comply with local laws and regulations including tax and social security withholding and information reporting to the taxing authorities as may be required.

Any applicable tax withholding (and any other payroll withholding taxes or social security deduction when applicable) will be satisfied by deducting the number of shares equal in value to the amount of the withholding requirements from your stock award; therefore, the number of shares deposited into your UBS account will be net of the shares used to satisfy applicable withholding taxes or other applicable deductions (rounded up to the nearest whole share). However, if you are not subject to income tax withholdings, or if the withholdings do not fully cover your final income tax liability due on these earnings, you will be responsible for satisfying any tax liabilities due on these amounts.

You understand and agree that this vesting is being made and the valuations will be determined in compliance with applicable laws, regulations and practices.
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As set forth in your applicable RSU agreements, as you were an Executive Officer (as designated by the Board of Directors of Philip Morris International Inc. within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended) within the period of 12 (twelve) months prior to your Termination Date, any such shares you receive by way of accelerated vesting under this section 4 will be subject to a holding period of 12 (twelve) consecutive months expiring on March 31, 2028.

Your 2024 RSU grant will vest regularly in February 2027, provided you are employed by the Company at that time.

Provided that you remain employed until the Termination Date, you will be eligible to participate in the Stock Award Program for the 2027 award. You specifically agree that, subject to the approval of the Board of Directors and the Compensation and Leadership Development Committee of the Board of Directors of Philip Morris International Inc., you will be granted only the RSU portion of the 2027 stock award. For the avoidance of doubt, you will not receive the Performance Share Unit portion of the 2027 stock award.

To the extent any provision of this Agreement is inconsistent or in conflict with any term or provision of the respective RSU agreement, the RSU agreement shall govern.

5.    Performance Share Units

For the avoidance of doubt, your then unvested PSU grants would be subject to forfeit following the Termination Date in the absence of the arrangements described hereafter. In accordance with, and subject to, the termination provisions of your Employment Contract, including your entitlement to compensation for the non-compete obligation, and subject further to the terms and conditions of the applicable Performance Share Unit (“PSU”) agreements, the following treatment will apply to your unvested PSUs:

•All your unvested 2025 and 2026 PSU grants will vest on the respective scheduled vesting date set out in your award statements. The number of PSUs for each grant that will actually vest, will be equal to the performance percentage multiplied by your target number of PSUs, to the extent that the respective performance targets set out in your award statements are achieved at the end of each performance period.

In order to ensure tax/social security compliance and delivery of the relevant shares, you will have to

•provide the Company (email: CorporateCompensationPrograms.PMI@pmi.com) with your contact details before the Termination Date and notify the Company promptly of any change;

•in the event the Company specifically asks you in writing, promptly provide the Company with any information regarding your personal circumstances (including your bank account details) that the Company may reasonably need in order to satisfy tax, social security or other similar requirements.
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You acknowledge that, should the Company be unable to contact you and/or should you fail to provide the Company, in response to the Company’s written request, with relevant information with respect to a specific vesting, you will be solely responsible for any financial and non-financial consequences possibly resulting from incorrect or incomplete information, such as any additional tax or social security liability/penalties which may arise for late filing/withholdings during the vesting period.
Each vesting will be processed by UBS as soon as reasonably practicable following the vesting date. The Company will comply with local laws and regulations including tax withholding (income and /or social security) and information reporting to the taxing authorities as may be required.

Any applicable tax withholding (and any other withholding payroll taxes or social security deduction when applicable) will be satisfied by deducting the number of shares equal in value to the amount of the withholding required from your stock award; therefore, the number of shares deposited into your UBS account after the vesting date will be net of the shares used to satisfy applicable withholding taxes or other applicable deductions (rounded up to the nearest whole share).

You understand and agree that these vestings are being made and the valuations will be determined in compliance with applicable laws, regulations and practices.

In accordance with, and subject to, the termination provisions of your Employment Contract, including, in particular, your entitlement to compensation for the non-compete obligation, and subject further to the terms and conditions of the applicable PSU agreements, you will receive your dividend equivalent payments in one lump-sum payment as soon as reasonably practicable following each vesting date. The amount paid to you will be based on the number of PSUs that vest and will be paid through payroll subject to tax withholding (income and/or social security) and information reporting to the taxing authorities as may be required.

Please note that with respect to both the issuance of shares and payment of the lump sum for dividend equivalents, you are responsible for satisfying your actual tax liabilities, even if you are not subject to tax withholdings or if the withholdings do not fully cover your tax liability due on these earnings.

Your 2024 PSU grant will vest regularly in February 2027, provided you are employed by the Company at that time.

You agree that you will not receive any 2027 PSU grant and shall have no entitlement or claim in this respect.

To the extent any provision of this Agreement is inconsistent or in conflict with any term or provision of the respective PSU agreement, the PSU agreement shall govern.

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6.    Miscellaneous on Payments and Benefits

(a)    No other payment, benefits or compensation shall be due to you by the Company and/or any Affiliate during the employment or after the Termination Date, except those expressly stipulated in this Agreement.

(b)    The amounts payable pursuant to this Agreement will be subject to income tax and social security deductions, as applicable. You will be personally responsible for any actual income tax and social security liabilities arising on these amounts. If an income or social security tax withholding obligation arises for the Company in accordance with applicable legislation, the Company will fully comply with its obligations and will apply an appropriate withholding rate to any amounts paid to you pursuant to this Agreement.

(c)    Any outstanding balance on the account of the corporate credit card issued in your name as of the Termination Date and any other amounts that for any reason you may owe the Company may be set-off against any amounts payable by the Company pursuant to this Agreement.

(d)    As provided in the Employment Contract, the PMI policy regarding the adjustment or recovery of compensation shall also apply to the payments expressly stipulated in this Agreement.

7.    Tax Return Filing Assistance

The Company will maintain your current tax assistance entitlement (use of KPMG services with your contribution or cash allowance) for your 2026 and 2027 Swiss tax returns. In case you opted for services requiring a contribution from your side, the Company may deduct said contribution from any amount due to you as per this Agreement.

This entitlement may be subject to income tax and social security deductions, if applicable.

Note that you will not be provided with any tax filing assistance in connection with the 2025 and 2026 Performance Share Units, which are due to vest in 2028 and 2029, respectively.

8.    Post-Career Counselling

The Company will, at its expense, provide you with post-career counselling services with an agency of its choice. Should you wish to benefit from this program, you must notify the Company by the Termination Date and start it within 12 months following the Termination Date.

If you have questions with respect to the proposed services, please contact Constantin Romanov, Vice President Total Rewards (tel. +41 58 242 6423).

This entitlement may be subject to income tax and social security deductions, if applicable.
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9.    Benefit Car

Your Mobility Cash Allowance will continue to be paid until the Termination Date, in accordance with the terms of the relevant Mobility Benefit Guidelines.

10.    Pension Fund

Please contact Laurence Racine, Director Swiss Pension Funds (tel. +41 58 242 4036 | laurence.racine@pmi.com or PensionFund.PMPSA@pmi.com) about your accrued rights.

11.    Health / Accident Insurance / Loss of Income Insurance
Your current health insurance benefits with CIGNA (and Swica) will be kept in force until the Termination Date. After that, you may elect to maintain coverage with Swica or an alternative provider appointed by the Company, if applicable, under the Company’s contract at your full expense (to the extent that it is offered at the time of your Termination Date and provided you remain a Swiss resident) or to seek alternative private coverage at your full expense.

You will be contacted directly by ExpertLine within 30 days from the leaving date. Should you wish to receive any information earlier, please find the contact details below: PMI Expertline +41 58 201 01 07 | pmi.expertline@trianon.ch | http://pmi.expertline.ch.

The accident insurance (LAA coverage) will cover you for an additional 31 days after the Termination Date. After this date, you will need to inform your insurance company about the end of your cover and make the necessary steps to subscribe to a new accident insurance (a coverage of accident risk may be added to your current health insurance scheme).

About your loss of income insurance, after the Termination Date, you can subscribe to an individual insurance with Swica at your own cost (provided you remain a Swiss resident). Your request needs to be sent via email to people.culture@pmi.com within 90 days following the Termination Date.

12.    Confidentiality

(i)You acknowledge that during your employment you were engaged in a position of trust and confidence and you were privy to Confidential Information (as defined below). You acknowledge that it benefits both the Company and its employees for the Company to protect its Confidential Information and to obtain the rights to discoveries, inventions, improvements, innovations and other works developed by its employees.
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You acknowledge you have an obligation to keep confidential any confidential and/or non-public information pertaining to the Company and/or its Affiliates and/or their activities that has been disclosed and/or became known to you during your employment. You thus agree that you will not disclose or cause to be disclosed Confidential Information. You further agree that you shall remain bound to the terms and conditions set forth in any confidentiality agreement in place between you and the Company.
For purposes of this Agreement, Confidential Information means any information in any form that relates to the Company's business and is: (i) a trade secret; (ii) proprietary information that does not legally constitute a "trade secret," but is made Company's property by contract in the form of this Agreement; (iii) information that is otherwise legally protectable; or (iv) information not generally known to the public. Examples include, but are not limited to:

•intellectual property
•business strategies
•scientific strategies and work
•non-public information about current and former employees
•government relations matters
•non-public information about current, former, or potential customers
•sales, marketing or advertising plans
•non-public business policies
•details of finances, products, services or pricing
•matters concerning business development
•details of organizational structures
•information concerning research and development
•details of any legal strategies, including but not limited to, information covered by the attorney client privilege or constituting attorney work product
•information relating to technology (including methods, systems, techniques, procedures, designs, specifications, formulae, inventions, know-how, hardware and software)
•data and databases
•testing or evaluation procedures
•security protocols
•information related to internal/external investigations
•the terms of this Agreement until they are publicly disclosed, except that you may discuss the terms of the proposed Agreement with your attorneys, tax and financial advisors/accountants and life partner.

You understand that use or disclosure of Confidential Information would violate this Agreement and applicable law, and would cause immediate and irreparable harm to the Company and its competitive position. You thus acknowledge and agree that the Company is entitled to preliminary and permanent injunctive relief in order to prevent or stop such violations, in addition to damages, costs and other relief that may be appropriate. If you are required to respond to a legally compelled process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process, by an order or proceeding of a court, agency or authority) to disclose any Confidential Information, you agree to notify the Company (specifically, the Company
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representative who has signed this Agreement, or his/her successor) as soon as reasonably practicable to do so but not later than 10 (ten) calendar days.

(ii) You agree that you will return any Confidential Information in tangible or electronic form in your possession by the Termination Date at the latest.

(iii)     You acknowledge that the terms of this Agreement will be publicly disclosed and, therefore, are not subject to confidentiality after public disclosure. However, you agree to keep strictly confidential the negotiations leading to this Agreement, except where disclosure is required by law or to a court or governmental authority. You may, nevertheless, share such information with your legal, tax or financial advisors, accountants, and life partner, subject to appropriate confidentiality obligations.
(iv) These confidentiality obligations continue to be valid and enforceable after the end of your employment relationship.

13.    Non-Disparagement

You shall not make, participate in the making of, or encourage any other person to make, any public statements, written or oral, which are intended to criticize, disparage, or defame the goodwill or reputation of, or which are intended to embarrass the Company and/or any of the Company’s directors, officers, executives, employees, partners, stakeholders, agents or attorneys. You also agree not to make any negative public statements, written or oral, relating to your employment and/or any aspect of the business of the Company. You further agree that you will not otherwise do or say anything that could harm the interests or reputation of Company, its Affiliates, and/or any of the Company’s directors, officers, executives, employees, partners, stakeholders, agents or attorneys. Nothing in this Agreement prevents you from giving truthful testimony or truthfully responding to a valid subpoena, or communicating, testifying before or filing a charge with government or regulatory entities, subject to any obligation you may have to take steps to protect Confidential Information from public disclosure. However, you promise never to seek or accept any compensatory damages, back pay, front pay, or reinstatement remedies for yourself personally with respect to any claims released by this Agreement.

14.    Exclusions

Nothing in this Agreement or otherwise limits your ability to communicate directly with and provide truthful information, including documents, not otherwise protected from disclosure by any applicable law or privilege, to a law enforcement agency of a sovereign government regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against you for any of these activities, and nothing in this Agreement or otherwise requires you to waive any monetary award or other payment that you might become entitled to from any such government agency.

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15.    Affiliate Directorships

You agree to resign as a Director, Manager or similar positions of all Affiliates of the Company of which you are a director, a manager or a similar position on or before the Termination Date, by signing the resignation letter(s) that the Company or any Affiliate shall submit to you.

16.    Company Property

In addition to your obligation to return Confidential Information by the Termination Date, you will also return to the Company by that date all files, documents, tapes, CD’s, and copies thereof, and other items belonging to the Company and its Affiliates irrespective of their source and origin, including, where applicable, credit cards, telephone cards, SmartPhones, iPads, keys, access and identification cards, and computers, and, if requested, will certify that this has been done to the best of your belief.

17.    Non Competition
You recognize and agree that you have access to information relating to the Company and its Affiliates, and their respective businesses, including business plans and strategies, which are highly confidential, and that you have been employed by the Company in a special position of trust. You further acknowledge that, in consideration of the payments provided under Sections 3 (c) (i), 4 and 5 of this Agreement, as provided and required by the Termination of Employment provisions of your Employment Contract, you agree to comply with the non-competition obligations set out in this Section.

In consideration of the foregoing, you agree that you will not, without the prior written consent of the Assistant General Counsel - International Labor & Employment (Tania Herminjard, Tania.Herminjard@pmi.com or any successor), provide any services for a period of 24 (twenty-four) months from the Termination Date, directly or indirectly, whether as an employee, consultant or otherwise, to any person, company, group of companies or other entity (i) engaged in the Tobacco, Cannabis, Inhaled and / or Oral Products Business, or (ii) which owns directly or indirectly, either individually or jointly with other parties and whether through ownership of voting securities or otherwise, more than 25% of the equity ownership of any person, company, group of companies or other entity engaged in the Tobacco, Cannabis, Inhaled and / or Oral Products Business, or (iii) one of the purposes of which is to take positions or actions in opposition to the Tobacco, Cannabis, Inhaled and / or Oral Products Business.

Your obligations in the preceding paragraph shall apply worldwide, including, without limitation, with respect to Japan Tobacco Inc., Imperial Brands p.l.c., Relax Technologies, ElfBar, IMiracle, British American Tobacco p.l.c., China National Tobacco Corporation, Altria Group, Inc., Juul Labs, Inc., and their Affiliates.

You further agree for a period of 24 (twenty-four) months from the Termination Date not to acquire a financial interest or shares in an enterprise engaged in the Tobacco, Cannabis, Inhaled and / or Oral Products Business or to enter into
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a partnership with such an enterprise. The acquisition of 5% or less of shares in a publicly held corporation will not be deemed a violation of this covenant not to compete.

In case of any violation of this covenant not to compete you agree that the Company will retain, and you will forfeit your right to, the amount of CHF 1’653’766.--, the Severance Payment provided for in consideration for the non-competition obligation, or if already paid, you will return such amount to the Company. Moreover, in case of such a violation, a contractual penalty of CHF 826’000.-- shall be due by you to the Company. In addition, the Company reserves the right to seek further damages and/or specific performance of this covenant not to compete.

18.    Future Relationship and Cooperation

You agree that, consistent with applicable law and to the extent the Company or any of its Affiliates so requests, you will cooperate reasonably and truthfully with the requesting company in connection with any matter, including any legal or business dispute, related to your employment or with which you were involved or had knowledge while employed by the Company and its Affiliates, (including but not limited to deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process, by an order or proceeding of a court, agency or authority), or within the Company and its Affiliates. You agree to make yourself available if and when reasonably required by the Company, its Affiliates or relevant counsel, taking into account your schedule. The Company will reimburse you for all reasonable travel and other out-of-pocket expenses incurred by you in connection with your compliance with this obligation.
You agree that, to the extent consistent with applicable law and Section 20 below, you will not aid, assist, or participate in any legal action or proceeding filed by third parties against the Company or its Affiliates or, against any of its or their current or former officers, directors, employees, employee benefit plans or funds or pension funds.

As an officer of Philip Morris International Inc., the indemnification provisions set forth in the Philip Morris International Inc.’s Amended and Restated Articles of Incorporation (the “Articles”) will continue to apply to you in connection with any prior acts undertaken by you during your service to Philip Morris International Inc. or any of its affiliates or subsidiaries, to the extent and as described under such Articles.

19.    Reservation of Rights

Nothing in this Agreement shall be construed as preventing you, the Company, or any of its Affiliates from:

(a)providing information to, or participating or cooperating in any inquiry conducted by, a governmental agency; or

(b)responding truthfully to a lawfully-issued subpoena, court order, or other lawful request by any regulatory agency or governmental authority.
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20.    Agreement and Release

By countersigning this Agreement and in consideration of the payments to be made by the Company to you or for your benefit:

(i)    you hereby confirm that you accept and agree to all of the terms and conditions set forth above;

(ii)    you also acknowledge that this Agreement provides consideration to you which exceeds what you are legally and contractually entitled to receive in connection with your employment with the Company and/or the ending of said employment, or under any other agreement. In exchange for receiving this additional consideration, you agree, on behalf of yourself, your heirs, personal representatives, executors, administrators, successors and assigns, to irrevocably, unconditionally and forever release and discharge the Company and its Affiliates, including, without limitation, its and their respective successors, predecessors, divisions, assigns, assets, employee benefit plans or funds, pension funds (except for the entitlement that you accrued as a member of those plans/funds during your employment with the Company and/or any Affiliate), and any of its or their respective past, present and/or future representatives, shareholders, directors, officers, executives, partners, stakeholders, fiduciaries, agents, trustees, administrators, attorneys, and employees (collectively referred to as the "Releasees"), from any and all claims, demands, damages, remedies, contracts (express or implied) and causes of action of any kind or nature whatsoever, whether known or unknown, which you had, now have or in the future may or could have against the Releasees, or any of them, by reason of any matter, act, omission or event that occurred, or is alleged to have occurred, up to the date of this Agreement, including, but not limited to, any and all claims in full and final settlement of any rights or obligations that may exist on the date hereof in connection with or arising from your employment with the Company (or with any other Releasee) and/or your separation therefrom under the laws of Switzerland, the U.S. or any other country, or jurisdiction (e.g., those of any state or local government) to the extent permitted by law. The foregoing releases shall not apply to any claims under this Agreement;

(iii)    you hereby acknowledge and agree that all overtime work and/or supplementary work you might have performed, if any, has been compensated in full;

(iv)    if any provision of this Agreement is held by a court of competent jurisdiction to be overbroad, unreasonable or unenforceable, such provision shall be given effect by the court to the maximum extent possible by narrowing or not enforcing in part that aspect of the provision found overbroad, unreasonable or unenforceable, without affecting the validity or enforceability of the remainder of this Agreement; and

(v)    you hereby agree that this Agreement sets out all the terms and conditions relating to the ending of your employment with the Company and supersedes all discussions and understandings, if any, oral or written.
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    You represent that you have not, and agree that, to the extent permitted by law, you will not, bring or cause to be brought any charges, claims, demands, or actions in any forum against the Company or any other Releasee arising from any matter, act, omission or event that occurred or is alleged to have occurred, up to the date of this Agreement, including, but not limited to, any charge or claim in connection with your employment and/or your separation from employment, except for any claim related to the settlement of any outstanding expenses pursuant to the Company’s Travel and Entertainment Policy and the payments to be made, respectively the benefits to be granted, pursuant to this Agreement.

    This waiver and release includes all claims of any kind, whether they are known to you or unknown, which you now have, had, or may hereafter claim to have had against the Company, its Affiliates and other Releasees, or any of them, by reason of any matter, act, omission, or event that has occurred or is alleged to have occurred up to the date of this Agreement, except for claims that cannot be waived or released under Swiss law.

    This Agreement does not waive or release any rights or claims that you may have which arise after the date of this Agreement and Release is executed; however, you agree to execute any confirmation or renewal of this release that the Company may submit to you by the Termination Date and understand that it will be a condition for you to receive the Severance Payment.

    The making of this Agreement is not intended to be, and shall not be construed, as an admission that the Company or any of the Releasees violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you.

21.    Review Period

This offer of mutual agreement is made without prejudice. The Agreement will be null and void if not accepted by July 13, 2026. Such acceptance shall be evidenced by your signature of this Agreement.

In addition, once executed, this Agreement shall be automatically cancelled (and, as a consequence, all the payments and benefits stipulated in this Agreement shall be cancelled) if you accept another position with the Company (other than your position as Strategic Advisor to the Group CEO PMI per the terms of this Agreement) or an Affiliate anywhere in the world on or before the Termination Date.

PMI Management Sàrl, Avenue de Rhodanie 50, 1007 Lausanne, Switzerland 14

22.    Governing Law and Jurisdiction

Any issues relating to or arising out of this Agreement shall be governed exclusively by the laws of Switzerland without regard to its conflict of law provisions and shall be subject to the exclusive jurisdiction of the competent courts of the Canton de Vaud, Switzerland.

However, each party is hereby expressly authorized and entitled to initiate judicial action seeking preliminary or permanent injunctive relief with respect to the obligations set forth under confidentiality and non-compete provisions of this Agreement, before any other court of competent jurisdiction.

Yours faithfully, PMI Management Sàrl

/s/ CONSTANTIN ROMANOV	/s/ MÅRTEN HAGMAN
Constantin Romanov	Mårten Hagman
Vice President Total Rewards	Director Executive Compensation

I agree to the above:

Signature:	/s/ EMMANUEL BABEAU
Emmanuel Babeau
Date:	7/6/2026
PMI Management Sàrl, Avenue de Rhodanie 50, 1007 Lausanne, Switzerland 15